EXHIBIT 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
FOURTH QUARTER AND YEAR END RESULTS

Tarrytown, NY, March 16, 2005 – Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter ended December 31, 2004 totaled $3.3 million compared to $2.1 million for the same quarter in 2003. For the year ended December 31, 2004, Progenics reported total revenues of $9.6 million compared to $7.5 million for the comparable period in 2003. Revenues primarily reflect payments received by the Company for contract work performed for PSMA Development Company LLC, the Company’s joint venture regarding PSMA technology, and funding from government grants and contracts. The Company’s expenses for the fourth quarter of 2004 were $13.8 million compared to $11.9 million for the fourth quarter of 2003. For the year ended December 31, 2004, expenses totaled $52.3 million compared to $39.1 million for year ended December 31, 2003. The primary reason for the increase was additional spending relative to the Company’s development programs for methylnaltrexone, increased headcount, patent and legal expenses.

The Company reported a net loss of ($10.3 million) or ($0.60) per share (basic and diluted) for the fourth quarter of 2004, compared to net loss of ($9.7 million) or ($0.66) per share (basic and diluted) for the fourth quarter of 2003. For the year ended December 31, 2004, Progenics reported a net loss of ($42.0 million) or ($2.48) per share (basic and diluted) compared to a net loss of ($31.0 million) or ($2.32) per share (basic and diluted) in 2003. Progenics ended 2004 with $31.2 million in cash, cash equivalents and marketable securities.

“Over the past 12 months, Progenics Pharmaceuticals has made significant strides in research and clinical development of our lead product candidates as the Company advances closer to our goal of bringing our first product to market,” said Paul J. Maddon, M.D., Ph.D., Progenics’ founder and CEO.

MNTX

•	We achieved positive top-line results from a pivotal phase 3 clinical trial of our lead product candidate, methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness (AMI). MNTX induced laxation within four hours at more than four times the rate of placebo. On average, laxation occurred within about one hour in the MNTX-treated patients. These results were highly statistically significant, and the drug was generally well tolerated.

•	We also announced positive top-line results from a phase 2 clinical trial of MNTX for the management of post-operative bowel dysfunction. Patients who received MNTX following major abdominal surgery exhibited an acceleration of gastrointestinal recovery by approximately one day on average compared to placebo. Significant improvements were seen in clinically important measures of gastrointestinal recovery: time to first bowel movement and discharge eligibility from the hospital. MNTX was generally well tolerated in this study, with no reports of serious adverse events related to the drug.

•	We completed phase 1 clinical trials of oral formulations of MNTX. Analysis of data from 61 healthy volunteers who received study medication at three dose levels indicated that the drug was well tolerated and exhibited predictable pharmacokinetics.

HIV

•	We initiated phase 1 clinical trials of a new HIV therapy – a humanized monoclonal antibody to block infection by inhibiting the ability of the virus to enter healthy cells. PRO 140 is a viral-entry inhibitor that is designed to prevent HIV from gaining access to cells of the immune system. Unlike currently approved therapies, PRO 140 blocks the CCR5 coreceptor, one of the principal portals HIV uses to enter cells. The role of CCR5 in HIV infection was discovered in 1996 by Progenics’ scientists and their collaborators.

•	In animal testing, our HIV vaccine candidate, ProVax, stimulated the production of specific anti-HIV antibodies. When tested in the laboratory, these antibodies inactivated certain strains of HIV isolated from infected patients. The vaccine-elicited antibodies rendering the virus non-infectious – a critical step in preventing the establishment of HIV infection after initial exposure. Such neutralizing antibodies against HIV have been difficult to induce with vaccines currently in development.

PSMA

•	We were awarded grants totaling $8.0 million over four years from the National Institutes of Health to develop novel immunotherapies for prostate cancer based on prostate-specific membrane antigen (PSMA), a promising cancer target. One grant for $3.8 million was awarded to fund the development and clinical testing of a fully human monoclonal antibody directed to PSMA for the treatment of metastatic prostate cancer. An additional grant for $3.6 million was awarded to fund the continued development of a recombinant soluble PSMA vaccine. The vaccine is designed to enable a patient’s immune system to recognize prostate cancer cells as foreign and to eliminate them. Finally, a third grant for $0.6 million, payable over two years, was awarded to fund continued development of PSMA-targeted immunotoxins.

•	PSMA Development Company LLC, our 50/50 joint venture with Cytogen Corporation, announced that its recombinant soluble PSMA vaccine generated potent immune responses in preclinical animal testing. The ongoing phase 1 clinical trial of this therapeutic vaccine is designed to evaluate its safety, immunogenicity and immune-stimulating properties. Preliminary findings showed that certain prostate cancer patients produced anti-PSMA antibodies in response to the vaccine.

     “The Company is seeking to meet an aggressive set of goals for the coming 12 months,” added Dr. Maddon.

     MNTX

•	We anticipate completing the enrollment and data analysis of our second phase 3 pivotal clinical study of MNTX for the treatment of opioid-induced constipation in patients with AMI and file a New Drug Application with the Food and Drug Administration (FDA) for this indication.

•	After meeting with FDA, we intend to initiate a phase 3 clinical study of MNTX in post-operative bowel dysfunction.

•	We are also preparing to initiate a phase 2 trial of an oral formulation of MNTX for opioid-induced constipation in chronic pain patients.

•	To maximize the commercial potential of MNTX, we are working towards completing a collaboration with one or more potential partners.

HIV

•	PRO 542, which is designed to block HIV attachment to immune system cells, is expected to complete a multi-dose phase 2 clinical study. PRO 140, an inhibitor of HIV binding to the CCR5 receptor, is scheduled to complete phase 1 studies.

PSMA

•	We plan to complete a phase 1 clinical trial of a novel recombinant soluble vaccine that targets PSMA, a promising cancer marker. A PSMA viral-vector vaccine and monoclonal antibodies are completing preclinical testing.

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of March 16, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:

Additional information on Progenics is available at http://www.progenics.com

(Financial Tables Follow)

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except for loss per share data)
(unaudited)

	Three Months Ended		Year Ended

	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Contract research and development, JV	$818	$444	$2,008	$2,486
Research grants and contracts	2,440	1,596	7,483	4,826
Product sales	34	51	85	149

Total revenues	3,292	2,091	9,576	7,461

Research and development expense	9,118	9,072	36,063	27,241
General and administrative	3,312	2,004	12,580	8,029
Loss in joint venture	772	533	2,134	2,525
Depreciation and amortization	550	318	1,566	1,273

Total expenses	13,752	11,927	52,343	39,068

Operating loss	$(10,460)	$(9,836)	$(42,767)	$(31,607)

Other income	179	118	749	621

Net (loss)	(10,281)	(9,718)	(42,018)	(30,986)

Net (loss) per share:
Basic and diluted	$(0.60)	$(0.66)	$(2.48)	$(2.32)

CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	12/31/2004	12/31/2003

Cash, cash equivalents and marketable securities	$31,207	$65,663
Accounts receivable	1,112	791
Fixed assets, net	4,692	3,891
Other assets	$2,534	$2,541

Total assets	$39,545	$72,886

Liabilities	$7,707	$5,203
Stockholders' equity	31,838	67,683

Total liabilities and stockholders’ equity	$39,545	$72,886